UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Stonecipher, Harland Cecil
   Rt. 1, Box 39
   Centrahoma, OK  74534
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pre-Paid Legal Services, Inc.
   PPD
3. IRS or Social Security Number of Reporting Person (Voluntary)
   441 40 2505
4. Statement for Month/Year
   October 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |10/20/|S(1)| |5,180             |D  |$30.375    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/20/|S   | |5,000             |D  |30.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/20/|S   | |3,500             |D  |30.0625    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/20/|S   | |1,500             |D  |30.125     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/20/|S   | |10,000            |D  |30.375     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/21/|S   | |5,000             |D  |31.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/21/|S   | |500               |D  |31.125     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/21/|S   | |1,500             |D  |31.250     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/21/|S   | |1,000             |D  |31.3125    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/21/|S   | |10,200            |D  |31.50      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/21/|S   | |1,800             |D  |31.625     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |8,800             |D  |31.50      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |100               |D  |31.5625    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |1,100             |D  |31.625     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |5,000             |D  |32.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |5,000             |D  |32.125     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |500               |D  |32.50      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |900               |D  |33.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/22/|S   | |1,100             |D  |33.125     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|S   | |10,000            |D  |31.875     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|S   | |2,000             |D  |32.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|S   | |2,000             |D  |32.0625    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|S   | |3,000             |D  |32.25      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/23/|S   | |8,000             |D  |32.375     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/24/|S   | |5,400             |D  |33.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/24/|S   | |3,600             |D  |33.0625    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/24/|S   | |3,800             |D  |33.125     |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/24/|S   | |1,000             |D  |33.1875    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/24/|S   | |11,200            |D  |33.25      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|S   | |2,900             |D  |32.00      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|S   | |5,000             |D  |32.50      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|S   | |4,000             |D  |32.75      |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/29/|S   | |1,000             |D  |32.8125    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10/31/|S   | |1,000             |D  |31.125     |1,113,840          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |16,697             |I     |By ESOP Trust              |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) These shares were not sold on the open market. They were sold to the Pre-Paid Legal Services, Inc.
Associate Investment
Club.
SIGNATURE OF REPORTING PERSON
Harland C. Stonecipher
DATE
November 6, 1997